Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Company:	Mark H. Burroughs
(732) 542-2800
Investors:	Jennifer Beugelmans
(646) 596-7473
Media:	Kelly Hennessy
(617) 227-0552

April 30, 2009
OSTEOTECH REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
Company Reiterates 2009 Guidance and Remains on Track for Four Product Launches and
Unveilings in 2009
Call on May 1, 2009 at 9:00 a.m. EDT
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported financial results for the quarter ended March 31, 2009.
“During the first quarter, we continued to make meaningful progress executing our corporate strategy to position Osteotech as the leading provider of procedure-specific biologics for the orthopedic industry,” said Sam Owusu-Akyaw, President and Chief Executive Officer of Osteotech. “Three years ago, we began to make long-term investments based upon the premise that biologics would become key components of effective bone healing and the restoration of normal body function. With those investments, we believed that Osteotech, with its proprietary technology platforms, would begin to introduce best-in-class therapeutic solutions. We have begun to see tangible and anecdotal evidence that our assumptions were correct. To capitalize on this growing interest and opportunity, we have several upcoming product launches and unveilings from our technology platforms and have introduced a variety of innovative sales tools and educational forums to drive sales growth. We remain encouraged by our progress and believe that we are well on our way to achieving our 2009 goals that should position us for profitable revenue growth in 2010.”
Recent 2009 Corporate Developments
•
At the Annual Meeting of the American Academy of Orthopedic Surgeons in February 2009, Osteotech hosted a technology suite to disseminate the results of its clinical research supporting the versatility of Plexur P® and the biologic’s effectiveness in promoting patient healing. More than 200 surgeons attended the technology suite to learn about how Plexur P can be utilized in specific foot and ankle, trauma and joint revision procedures.

•
Osteotech has continued to recruit patients for a pivotal clinical trial for its DuraTech™ BioRegeneration Matrix. To date, 55 of the 60 patients needed have been enrolled in the trial. Based upon this, the Company remains on track to file a 510(k) with the U.S. Food and Drug Administration to secure marketing clearance for DuraTech in the third quarter of this year. DuraTech is the first of several products under development based upon Osteotech’s proprietary human collagen technology platform.

•
During the first quarter, the Company started the production of new procedure-specific instrumentation sets for spinal facet fusion and foot and ankle surgical procedures. The creation of these instrumentation sets supports the Company’s strategy to introduce biologics that can meet the needs of specific procedures and lead to better clinical outcomes. Osteotech plans to introduce several instrumentation sets to support its upcoming product launches and unveilings as the year progresses.

•
Osteotech has continued to work closely with a French Regulatory Agency to resolve the perceived irregularities in the documentation associated with certain donated tissue from its Bulgarian subsidiary. While this review did not question the safety or performance of any of Osteotech’s products, the Company temporarily suspended the distribution of products processed from tissue recovered in Bulgaria. In late April, the French Regulatory Agency completed its follow-up audit of Osteotech’s Bulgarian operations and did not have any audit findings in its final closing discussions. The Company is currently waiting on a final decision from the French Regulatory Agency before lifting its temporary suspension.

•
Osteotech continued to strengthen its distribution network and during the first quarter the Company introduced a variety of new sales tools and educational programs focused on procedure specific applications for Plexur P and Grafton® DBM.

•
Shortly after the end of the first quarter, the Company completed its 6-month posterolateral fusion study of its proprietary MagniFuse™ Bone Graft in primates. The initial analysis of the data indicates that the quality and quantity of bone growth formed is superior to autograft and is competitive with the performance seen with growth factors (BMP) that were tested within the same challenging animal model. The study investigators will be submitting the results of this study for a podium talk and abstract to be presented in early 2010 and these results will be made available to support the market introduction of MagniFuse at the North American Spine Society (NASS) meeting in November 2009. This study supports the Company’s strategy to introduce application-specific products with documented scientific and technical support.

Financial Results
Revenue for the three months ended March 31, 2009 was $23.9 million compared with $27.6 million for the three months ended March 31, 2008. The decline in first quarter 2009 revenue compared with 2008 was primarily driven by the expected reduction in revenue from client services and private label demineralized bone matrix, the anticipated decline in revenue stemming from the Company’s international activities as a result of the temporary suspension of Bulgarian tissue and lower domestic unit sales volume.
Net loss for the first quarter ended March 31, 2009 was $1.8 million, or $0.10 per diluted share, compared with net income of $808,000, or $0.05 per diluted share, for the first quarter of 2008.

“Looking ahead, we are well positioned to launch or unveil MagniFuse, Plexur M, DuraTech and Facetlinx™ Facet Fusion Graft, our procedure-specific spine product, and we believe we are taking the steps necessary, particularly within our sales distribution network, to encourage demand,” continued Mr. Owusu-Akyaw. “Based upon the investments we have made in our business and the emerging trends in orthopedics, we believe we are well positioned to emerge as a leader in the industry. We believe our proprietary technology platforms and research and development capabilities provide us with a technology lead that will be difficult to penetrate. We remain focused on increasing shareholder value and believe that the potential for sustainable, profitable revenue growth will allow us to reach our goal of providing significant returns to all of our stakeholders.”
Guidance
Based upon the results achieved to date, Osteotech is reiterating the financial guidance it has previously established for 2009:
•	Overall revenue is expected to range between $96 million and $100 million;
•	Net loss for 2009 is expected to be between $0.05 and $0.07 per share; the Company remains on track to generate free cash flow from operations in 2009; and
•	The Company expects to exit 2009 with approximately $15 million in cash.
Conference Call Tomorrow, May 1, 2009
The Osteotech management team will host a conference call on May 1, 2009 at 9:00 a.m. (EDT) to discuss first quarter 2009 financial results, recent corporate developments and guidance for 2009. The conference call may be accessed by dialing 1-866-783-2141 (domestic) or 1-857-350-1600 (international) and indicating access code 44055156. The conference will also be simultaneously webcast at http://www.osteotech.com. A replay of the conference call will be available approximately two hours after completion of the live call, through midnight, on May 15, 2009, by dialing 1-888-286-8010 and using access code 91138337.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of April 30, 2009 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months
	Ended March 31,
	2009	2008

Revenue	$23,931	$27,631

Cost of revenue	11,964	13,389

Gross profit	11,967	14,242

Marketing, selling and general and administrative	11,618	11,680
Research and development	1,653	1,760

	13,271	13,440

Operating income (loss)	(1,304)	802

Interest expense, net	(354)	(212)
Other	(83)	278

Income (loss) before income taxes	(1,741)	868
Income tax provision	55	60

Net Income (loss)	$(1,796)	$808

Earnings (loss) per share:
Basic	$(.10)	$.05
Diluted	$(.10)	$.05
Shares used in computing earnings (loss) per share:
Basic	17,874,236	17,716,902
Diluted	17,874,236	17,906,646
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months
	Ended March 31,
	2009	2008
DBM	$14,026	$16,966
Hybrid/Synthetic	748	644
Traditional Tissue	5,277	5,110
Spinal Allografts	1,880	2,250
Client Services	1,633	2,424
Other Product Lines	367	237

Revenue	$23,931	$27,631

OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$13,697	$18,823
Accounts receivable, net	20,815	17,968
Deferred processing costs	42,689	38,715
Inventories	1,970	1,467
Other current assets	2,051	3,115

Total current assets	81,222	80,088
Property, plant and equipment, net	33,128	34,005
Other assets	11,710	13,022

	$126,060	$127,115

Liabilities and Stockholders’ Equity

Accounts payable and accrued expense	$24,192	$23,569
Current maturities of capital lease obligation	919	895

Total current liabilities	25,111	24,464
Capital lease obligation	12,936	13,175
Other liabilities	6,708	6,626

Total liabilities	44,755	44,265
Stockholders’ equity	81,305	82,850

	$126,060	$127,115

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